Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	CONTACT:	Randy Lieble (715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
SECOND QUARTER 2013 SALES & EARNINGS

           Eau Claire, Wisconsin (July 26, 2013) -- National Presto Industries, Inc. (NYSE: NPK) announced today second quarter sales and earnings, as shown in the table below.  Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

 In response to questions about sales and earnings, Maryjo Cohen, President, stated, “Second quarter 2013 sales declined from second quarter 2012’s levels largely due to year-to-year differences in the Defense segment’s 40MM ammunition shipments (down 20.5%), and the expected drop in comparative Absorbent Product segment shipments (off 8.7%).  The change in Absorbent Product shipments was largely due to the continued reduction of shipments to the segment’s major customer, which is producing much of its own product.    These declines were partially offset by an increase in Housewares/Small Appliance segment net sales, which were up 4.8%, primarily as a result of its product diversification program.  Comparative second quarter operating earnings also declined, chiefly due to the Defense segment’s shipment differences referenced above.  Those differences resulted in a 19.6% reduction in the segment’s operating earnings.  Housewares/Small Appliance operating earnings increased by 14.8%, reflecting in part the sales increase, while the Absorbent Products segment experienced a small operating loss primarily stemming from reduced volume.  Decreased yields from the company’s portfolio also had a negative, comparative impact on earnings.”

 National Presto Industries, Inc. operates in three business segments.  The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products.  The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases, less-lethal munitions and less-lethal accessory equipment.  The Absorbent Products segment primarily engages in the manufacture of private label adult incontinence products.

	Three Months Ended
	June 30, 2013	July 1, 2012
Net Sales	$101,396,000	$117,114,000
Net Earnings	$8,301,000	$8,703,000
Net Earnings Per Share	$1.20	$1.26
Weighted Shares Outstanding	6,905 ,000	6,889,000

	Six Months Ended
	June 30, 2013	July 1, 2012
Net Sales	$184,586,000	$213,887,000
Net Earnings	$15,155,000	$18,047,000
Net Earnings Per Share	$2.20	$2.62
Weighted Shares Outstanding	6,904,000	6,886,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.